Exhibit T3B-27

adjustments (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Partner shall be permitted to file a claim for refund within such period of time to avoid application of any statute of limitation provisions which would otherwise prevent the Partner from having any claim based on the final outcome of that revtew. ARTICLE VII TRANSFERS 7.1 Assignment by Partners. Any Partner may freely sell, assign or transfer all or any part of such Partner's Units or other interests in the Company, and the creation of any pledge, security interest, mortgage, encumbrance or other restriction on the Partnership Units is expressly permitted. 7.2 Substituted Partner. (a) An assignee of any Units or other interests in the Company of a Partner, or any portion thereof, shall become a substituted Partner entitled to all the rights of a Partner if and only if the assignor gives the assignee such right. (b) Upon the admission of a substituted Partner, Schedule A attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such substituted Partner and to eliminate the name and address of and other information relating to the assigning Partner with regard to the assigned Units and other interests in the Company. 7.3 Effect of Assignment. (a) Any Partner who shall assign any Units or other interest in the Company shall cease to be a Partner of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Partner with respect to such Units or other interest. (b) Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound. 7.4 Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Partner shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Partner shall be deemed to be the assignee of such Partner's Units or other interests in the Company and may, subject to Section 7.1, become a substituted Partner upon the terms and conditions set forth in Section 7.3. 9

WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above. GENERAL PARTNER: NRG POWER MIDWEST GP LLC By: frfoJI( ,L.E Name: Deborah R. Fry Title: Assistant Secretary LIMITED PARTNER: NRG POWER GENERATION ASSETS LLC .R( Title: Assistant Secretary 13